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                                                                    Exhibit 23.1

                   [Letterhead of PricewaterhouseCoopers LLP]





Auditors' Consent



We hereby consent to the incorporation by reference in the registration statements of Roxio, Inc. on Form S-8 (Nos. 333-81522 and 333-60640) of (a) our report dated March 3, 2000 with respect to the audited historical financial statements of MGI Software Corp. as of January 31, 2000 and 1999, and (b) our report dated March 9, 2001 (except for note 22 (i), which is as of March 28, 2001 and note 22 (ii), which is as of April 11, 2002) with respect to the audited historical financial statements of MGI Software Corp. as of January 31, 2001 and 2000, both of which are included in the Form 8-K/A of Roxio, Inc. filed with the Securities and Exchange Commission on April 15, 2002.






/s/ PricewaterhouseCoopers LLP


Toronto, Canada
April 12, 2002